UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  June 20, 2011

UNIVERSAL FOREST PRODUCTS, INC.

(Exact Name of Registrant as Specified in Charter)

Michigan

	00-22684	38-1465835
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 East Beltline, N.E. Grand Rapids, Michigan		49525

(Address of principal executive office)

		(Zip Code)

Registrant's telephone number, including area code: (616) 364-6161

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)        Departure of Directors or Certain Officers

On June 20, 2011, Universal Forest Products, Inc. (the "Company") announced that it had accepted the resignation of its Chief Executive Officer, Michael B. Glenn.  Mr. Glenn resigned as CEO and as a director of the Company.  Mr. Glenn will remain with the Company while the Company's Board of Directors completes an evaluation process to select a new CEO.

(e)        Compensatory Arrangements of Certain Officers

In connection with Mr. Glenn's resignation, on June 20, 2011, the Company and Mr. Glenn entered into a Confidential Consulting and Noncompete Agreement (the "Agreement"). Pursuant to the Agreement, Mr. Glenn has agreed to provide the Company with management consulting services through December 31, 2011 and has agreed not to compete with the Company for a period ending December 31, 2015.  In exchange, the Company has agreed to continue making payments to Mr. Glenn at his current base salary level (approximately $607,000 per year) through December 31, 2015.  In addition, the Company has agreed to provide Mr. Glenn, or reimburse him for the cost of, health insurance coverage at the level currently provided to him until he reaches age 66.  The Company's obligation to provide these payments and benefits is contingent on Mr. Glenn providing a full release of claims against the Company.

The foregoing summary of the key terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

Item 9.01.	Financial Statements and Exhibits

(d)       Exhibits

Exhibit 99.1    Press Release issued June 21, 2011.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 21, 2011	UNIVERSAL FOREST PRODUCTS, INC.
(Registrant)

	By:	/s/ Michael R. Cole
Michael R. Cole
Principal Financial Officer and Treasurer